Exhibit 32.1

Certification Pursuant to 18 U.S.C. Section 1350,

As Adopted Pursuant to Section 906 of the Sarbanes–Oxley Act of 2002

In connection with the Annual Report of Franklin Financial Services Corporation (the “Corporation”) on Form 10-Q, for the period ending March 31, 2013, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William E. Snell, Jr., Chief Executive Officer of the Corporation, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes–Oxley Act of 2002 that:

(1)	The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ William E. Snell, Jr.
William E. Snell, Jr.
Chief Executive Officer
May 10, 2013